As filed with the Securities and Exchange Commission on November 24, 2021

Registration No. 333-______

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER THE

SECURITIES ACT OF 1933

ZIMMER BIOMET HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Delaware	13-4151777
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

345 East Main Street

Warsaw, Indiana 46580

(Address of Principal Executive Offices) (Zip Code)

ZIMMER BIOMET HOLDINGS, INC. 2009 STOCK INCENTIVE PLAN

(Full title of the plan)

Chad F. Phipps

Senior Vice President, General Counsel and Secretary

Zimmer Biomet Holdings, Inc.

345 East Main Street

Warsaw, Indiana 46580

(Name and address of agent for service)

(574) 267-6131

(Telephone number, including area code, of agent for service)

Copy to:

Christine G. Long

Faegre Drinker Biddle & Reath LLP

600 East 96th Street, Suite 600

Indianapolis, Indiana 46240

(317) 569-9600

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)(2)	Proposed Maximum Offering Price Per Share(3)	Proposed Maximum Aggregate Offering Price(3)	Amount of Registration Fee(3)
Common Stock, $0.01 par value	5,800,000	$128.46	$745,068,000.00	$69,067.80
Unused 2006 Plan Shares	5,101	$128.46	$655,274.46	$60.74
Unused TeamShare Plan Shares	35,563	$128.46	$4,568,422.98	$423.49
Total	5,840,664	$128.46	$750,291,697.44	$69,552.04

(1)

This Form S-8 Registration Statement (this “Registration Statement”) registers 5,800,000 shares of Common Stock, not previously registered, under the Zimmer Biomet Holdings, Inc. 2009 Stock Incentive Plan, as amended effective May 7, 2013, further amended effective June 24, 2015, further amended effective May 3, 2016, and further amended effective May 14, 2021 (the “2009 Plan”). In addition, this Registration Statement registers 5,101 shares of Common Stock under the 2009 Plan that expired, were forfeited or became unexercisable under the Zimmer Holdings, Inc. 2006 Stock Incentive Plan (the “2006 Plan”), since January 1, 2017, and 35,563 shares of Common Stock under the 2009 Plan that expired, were forfeited or became unexercisable under the Zimmer Holdings, Inc. TeamShare Stock Option Plan (the “TeamShare Plan”), since January 1, 2017. The number of shares available for awards under the 2009 Plan could be increased from time to time by additional shares of Common Stock subject to outstanding awards under the 2006 Plan and TeamShare Plan (together, the “Prior Plans”) that expire, are forfeited or become unexercisable for any reason. There are no remaining outstanding awards under either of the Prior Plans.

(2)

Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also registers additional shares of Common Stock as may be offered or issued to prevent dilution resulting from stock splits, stock dividends, and similar transactions in accordance with the anti-dilution provisions of the 2009 Plan.

(3)

Estimated solely for the purpose of calculating the registration fee and computed in accordance with Rule 457(c) and (h) under the Securities Act using the average of the high and low sale prices of the Common Stock as reported by the New York Stock Exchange on November 19, 2021, which was $129.46 per share.

STATEMENT PURSUANT TO GENERAL INSTRUCTION E

OF FORM S-8 “REGISTRATION OF ADDITIONAL SECURITIES”

Zimmer Biomet Holdings, Inc. (the “Registrant”) filed a Registration Statement on Form S-8 (File No. 333-165078) with the Securities and Exchange Commission (the “Commission”) on February 26, 2010 (the “Initial Registration Statement”), which registered shares of the Registrant’s Common Stock, par value $0.01 per share (the “Common Stock”) available for issuance under the Zimmer Biomet Holdings, Inc. 2009 Stock Incentive Plan (the “2009 Plan”). Pursuant to General Instruction E to Form S-8, the contents of the Initial Registration Statement are incorporated herein by reference.

The Registrant has filed this Form S-8 Registration Statement (this “Registration Statement”) to register: (a) 5,800,000 shares of Common Stock, not previously registered, under the 2009 Plan, which shares represent an increase in the number of shares authorized to be issued under the 2009 Plan that was approved by the Registrant’s stockholders on May 14, 2021 (the “Newly Available 2009 Plan Shares”); (b) 5,101 shares of Common Stock, not previously registered, under the 2009 Plan, that expired, were forfeited or became unexercisable under the Zimmer Holdings, Inc. 2006 Stock Incentive Plan (the “2006 Plan”) since January 1, 2017 (the “Newly Available 2006 Plan Shares”); and (c) 35,563 shares of Common Stock, not previously registered, under the 2009 Plan, that expired, were forfeited or became unexercisable under the Zimmer Holdings, Inc. TeamShare Stock Option Plan (the “TeamShare Plan” and together with the 2006 Plan, the “Prior Plans”) since January 1, 2017 (the “Newly Available TeamShare Plan Shares” and together with the Newly Available 2009 Plan Shares and the Newly Available 2006 Plan Shares, the “Newly Available Shares”). The 2009 Plan provides, among other things, that any shares of Common Stock subject to outstanding awards under the Prior Plans that expire, are forfeited or become unexercisable are available for issuance under the 2009 Plan.

The Newly Available 2006 Plan Shares were previously registered by the Registrant on a registration statement on Form S-8 (File No. 333-140939), as filed with the Commission on February 28, 2007, as amended by the Post-Effective Amendment No. 1 thereto filed on February 26, 2010, the Post-Effective Amendment No. 2 thereto filed on February 25, 2011, the Post-Effective Amendment No. 3 thereto filed on February 27, 2012, the Post-Effective Amendment No. 4 thereto filed on February 28, 2013, Post-Effective Amendment No. 5 thereto filed on March 3, 2014, and the Post-Effective Amendment No. 6 thereto filed on March 1, 2017 (the “2007 Registration Statement”). Concurrently with the filing of this Registration Statement, the Registrant is filing a post-effective amendment to the 2007 Registration Statement deregistering the Newly Available 2006 Plan Shares that are being carried forward under this Registration Statement.

The Newly Available TeamShare Plan Shares were previously registered by the Registrant on a registration statement on Form S-8 (File No. 333-125667), as filed with the Commission on June 9, 2005, as amended by the Post-Effective Amendment No. 1 thereto filed on February 26, 2010, the Post-Effective Amendment No. 2 thereto filed on February 25, 2011, the Post-Effective Amendment No. 3 thereto filed on February 27, 2012, the Post-Effective Amendment No. 4 thereto filed on February 28, 2013, the Post-Effective Amendment No. 5 thereto filed on March 3, 2014, and the Post-Effective Amendment No. 6 thereto filed on March 1, 2017 (the “2005 Registration Statement”). Concurrently with the filing of this Registration Statement, the Registrant is filing a post-effective amendment to the 2005 Registration Statement deregistering the Newly Available TeamShare Plan Shares that are being carried forward under this Registration Statement.

This Registration Statement is hereby filed to reflect that, following the date hereof, the Newly Available Shares may be issued and are registered under the 2009 Plan.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference

The following documents of the Registrant filed with the Commission are incorporated by reference into this Registration Statement:

•	the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020;

•

the information specifically incorporated by reference into the Registrant’s Annual Report on Form 10-K for the fiscal year ended December  31, 2020 from its Definitive Proxy Statement on Schedule 14A for our 2021 Annual Meeting of Stockholders, filed with the SEC on March  31, 2021;

•	the Registrant’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2021, June 30, 2021 and September 30, 2021;

•	the Registrant’s Current Reports on Form 8-K filed on February 22, 2021, March 19, 2021, May 20, 2021, August 26, 2021, October 29, 2021, November 15, 2021 and November 18, 2021; and

•

the description of the Registrant’s common stock contained in the Registrant’s Registration Statement on Form 10-12B, filed on March 26, 2001, including any amendment or report filed for the purpose of updating such description.

All documents, reports and definitive proxy or information statements filed by the Registrant pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (other than Current Reports furnished under Items 2.02 or 7.01 of Form 8-K and exhibits furnished on such form that relate to such items) on or after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document that also is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities

Not applicable.

Item 5. Interests of Named Experts and Counsel

Not applicable.

Item 6. Indemnification of Directors and Officers

Section 145 of the Delaware General Corporation Law (the “DGCL”) provides that a corporation may indemnify any current or former director, officer, employee or agent against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with civil, criminal, administrative or investigative actions, suits or proceedings, other than a derivative action by or in the right of the corporation, if the director, officer, employee or agent acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, if he or she had no reasonable cause to believe his or her conduct was unlawful. A similar standard is applicable in the case of derivative actions, except that indemnification only extends to expenses incurred in connection with the defense or settlement of such actions, and the statute requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation. The statute provides that it is not exclusive of other indemnification that may be granted by any by-law, agreement, vote of stockholders or disinterested directors or otherwise.

The registrant’s Restated Certificate of Incorporation provides that each person who was or is made a party or is threatened to be made a party to or is involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person, or a person of whom such person is the legal representative, is or was a director or officer of the registrant or, while a director or officer of the registrant, is or was serving at the request of the registrant as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, will be indemnified and held harmless by the registrant to the fullest extent authorized by the DGCL, as the same exists or may hereafter be amended to provide broader indemnification rights than authorized prior to such amendment. The registrant will indemnify such persons against the expenses, liabilities and loss, including attorneys’ fees, judgments, fines and amounts paid in settlement, reasonably incurred by the person in connection with the action, suit or proceeding if the following standards are met:

•	the person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the registrant’s best interests, and

•	with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

Such rights are not exclusive of any other right which any person may have or thereafter acquire under any statute, provision of the restated certificate of incorporation, by-law, agreement, vote of stockholders or disinterested directors or otherwise. The registrant’s Restated Certificate of Incorporation also specifically authorized the registrant to maintain insurance and to grant similar indemnification rights to its employees or agents.

The registrant has provided, consistent with the DGCL, in its Restated Certificate of Incorporation that a director of the registrant shall not be personally liable to the registrant or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability for:

•	any breach of the director’s duty of loyalty to the registrant or its stockholders;

•	acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

•	any transactions from which the director derived an improper personal benefit; or

•	any matter in respect of which the director would be liable under Section 174 of the DGCL.

Neither the amendment nor repeal of such provision will eliminate or reduce the effect of such provision in respect of any matter occurring, or any cause of action, suit or claim that, but for such provision, would accrue or arise prior to such amendment or repeal.

The registrant has entered into indemnification agreements with its directors and executive officers providing for mandatory indemnification and advancement of expenses to the fullest extent permitted by applicable law.

In addition, the registrant has a directors’ and officers’ liability policy that insures against certain liabilities, including liabilities under the Securities Act, subject to applicable retentions.

Item 7. Exemption From Registration Claimed

Not applicable.

Item 8. Exhibits

See Exhibit Index preceding the signature page.

Item 9. Undertakings

(A) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act.

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

Provided, however, that paragraphs (A)(1)(i) and (A)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(B) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(C) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

EXHIBIT INDEX

Exhibit No.	Description

4.1	Restated Certificate of Incorporation of Zimmer Biomet Holdings, Inc. dated May 17, 2021 (incorporated by reference to Exhibit 3.2 to the Registrant’s Current Report on Form 8-K filed May 20, 2021)

4.2	Restated By-Laws of Zimmer Biomet Holdings, Inc. effective May 17, 2021 (incorporated by reference to Exhibit 3.3 to the Registrant’s Current Report on Form 8-K filed on May 20, 2021)

4.3	Specimen Common Stock certificate (incorporated by reference to Exhibit 4.1 to the Registrant’s Quarterly Report on Form 10-Q filed on August 5, 2019)

4.4	Zimmer Biomet Holdings, Inc. 2009 Stock Incentive Plan (As Amended on May 14, 2021) (incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed on May 20, 2021)

5	Opinion of Faegre Drinker Biddle & Reath LLP regarding legality of the securities being registered

23.1	Consent of PricewaterhouseCoopers LLP

23.2	Consent of Faegre Drinker Biddle & Reath LLP (included in the Opinion filed herewith as Exhibit 5)

24	Powers of Attorney (included on the Signature Page of this Registration Statement)

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Warsaw, State of Indiana, on November 24, 2021.

ZIMMER BIOMET HOLDINGS, INC.

By:	/s/ Bryan Hanson
Bryan Hanson
Chairman, President and Chief Executive Officer

POWER OF ATTORNEY

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in their respective capacities and on the respective dates indicated opposite their names. Each person whose signature appears below hereby authorizes each of Bryan Hanson, Suketu Upadhyay and Chad Phipps, each with full power of substitution, to execute in the name and on behalf of such person any post-effective amendment to this Registration Statement and to file the same, with exhibits thereto, and other documents in connection therewith, making such changes in this Registration Statement as the registrant deems appropriate, and appoints each of Brian Hanson, Suketu Upadhyay and Chad Phipps, each with full power of substitution, attorney-in-fact to sign any amendment and any post-effective amendment to this Registration Statement and to file the same, with exhibits thereto, and other documents in connection therewith.

Signature	Title	Date

/s/ Bryan Hanson Bryan Hanson	Chairman, President, Chief Executive Officer and Director (Principal Executive Officer)	November 24, 2021

/s/ Suketu Upadhyay Suketu Upadhyay	Executive Vice President and Chief Financial Officer (Principal Financial Officer)	November 24, 2021

/s/ Carrie Nichol Carrie Nichol	Vice President, Controller and Chief Accounting Officer (Principal Accounting Officer)	November 24, 2021

/s/ Christopher Begley Christopher Begley	Director	November 24, 2021

/s/ Betsy Bernard Betsy Bernard	Director	November 24, 2021

/s/ Michael Farrell Michael Farrell	Director	November 24, 2021

/s/ Robert Hagemann Robert Hagemann	Director	November 24, 2021

/s/ Arthur Higgins Arthur Higgins	Director	November 24, 2021

/s/ Maria Teresa Hilado Maria Teresa Hilado	Director	November 24, 2021

/s/ Syed Jafry Syed Jafry	Director	November 24, 2021

/s/ Sreelakshmi Kolli Sreelakshmi Kolli	Director	November 24, 2021

/s/ Michael Michelson Michael Michelson	Director	November 24, 2021